Exhibit 4

ECCO AUTO WORLD CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 as well as the unaudited pro forma condensed statements of operations for the period ending September 30, 2019 presented herein, gives effect to the Merger as if the transaction had occurred at the beginning of such period and includes certain adjustments within the Stockholder’s Equity section that are directly attributable to the transaction.

Ecco Auto World Corp.

Pro Forma

Condensed Consolidated Balance Sheet

(Unaudited)

	Ecco Auto World Corp.	Free Share X-Change Limited (Anguilla)
	September 30, 2019	September 30, 2019	Proforma Adjustments		Proforma As Adjusted
Assets
Current assets
Account Receivable	$10,000	$		$-	$10,000
Prepayment	14,565	605		-	15,170
Cash and cash equivalent	16,193	5,618		-	21,811
Total Current assets	40,758	6,223			46,981
				-
Non-current assets
Plant and equipment	$2,315	$36,105		$-	$38,420
Other Receivables	-	120			120
Investment in a subsidiary	-			-	-
Total non-current assets	2,315	36,225			38,540
Total Assets	43,073	42,448			85,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Other payables and accrued liabilities	$1,621	$278,135		$15	$279,771
Due to related party	10,150	-		-	10,150
Deferred revenue	-	38,500		-	38,500
Total current liabilities	11,771	316,635		15	328,421
Total liabilities	11,771	316,635		15	328,421

Stockholders’ Equity
Preferred stock – Authorized 200,000,000 shares of preferred stock, $0.001 par value, None issued and outstanding.
Common stock - Authorized 600,000,000 shares of common stock, $0.001 par value, Issued and outstanding 93,089,643 shares as of September 30, 2019	9,309	-		-	9,309
Additional paid in capital	622,147	-		-	622,147
Share capital	-	15		(15)	-
Accumulated loss	(598,777)	(282,169)			(880,947)
Accumulated other comprehensive gain	(1,377)	7,967			6,591
Total Stockholders’ Equity	31,302	(274,187)		(15)	(242,900)
Total Liabilities and stockholders’ equity	$43,073	$42,448	$		$85,521

See notes to the unaudited pro forma combined financial statements

Ecco Auto World Corp.

Pro Forma

Condensed Consolidated Statement of Operation and Comprehensive Income

(Unaudited)

	Ecco Auto World Corp.	Free Share X-Change Limited (Anguilla)
	September 30, 2019	September 30, 2019	Proforma Adjustments	Proforma As Adjusted
Revenue	$-	$70,750	$(13,000)	$57,750

Cost of revenue	-	(30,212)	-	(30,212)

Gross profit	-	40,538	(13,000)	27,538

Other income	61	6	-	67

General and administrative expenses	(28,354)	(135,278)	13,000	(150,632)

Loss before income tax	(28,293)	(94,734)	-	(123,027)

Income tax provision	-	-	-	-

Net loss	(28,293)	(94,734)	-	(123,027)

Other comprehensive income:
- Foreign exchange translation adjustment	(13)	4,423	-	4,410

Total comprehensive loss	(28,306)	(90,311)	-	(118,617)

Ecco Auto World Corp.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS

OF SEPTEMBER 30, 2019

On February 18, 2020, Ecco Auto World Corp (herein referred as “ECCO”), a company incorporated under the laws of the State of Nevada, USA, acquired 100% of the equity shares in Free Share X-Change Limited (herein referred as “FSXC”), a private limited company incorporated in Anguilla, from Joson Yeo Hung Kwang, Chai Kok Leong and Loke Che Chan Gilbert (the “SELLERS”).

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 as well as the pro forma condensed consolidated statements of operations for the period ended September 30, 2019 presented herein, gives effect to the Merger as if the transaction had occurred at the beginning of such period and includes certain adjustments within the Stockholder’s Equity section that are directly attributable to the transaction.

The unaudited pro forma consolidated financial information is for illustrative purposes only. These companies may have performed differently had they actually been consolidated for the periods presented. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the consolidated companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of FSXC included elsewhere in this report.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma condensed consolidated balance sheet and statement of operations and comprehensive loss are as follows:

●	To eliminate the inter-company transactions